Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-222874) and Form S-8 (No. 333-145685, 333-170286, 333-183075, 333-197971, and 333-213850) of American Superconductor Corporation and its subsidiaries (the “Company”) of our report dated June 6, 2018, relating to the consolidated financial statements and the financial statement schedules as of March 31, 2018 and 2017 and for the three years ended March 31, 2018, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018, which appears in the Annual Report on Form 10-K of the Company for the year ended March 31, 2018.

Boston, Massachusetts
June 6, 2018